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                                                        Exhibit 3(i)(b)
                    CERTIFICATE OF AMENDMENT
               OF THE CERTIFICATE OF INCORPORATION
                    OF FOREST OIL CORPORATION

Pursuant to Section 805 of the New York Business Corporation Law

     WE, THE UNDERSIGNED, William L. Dorn and Daniel L. McNamara being, respectively, the Chairman of the Board and Secretary of Forest Oil Corporation, do hereby certify:

     1.   The name of the Corporation is Forest Oil Corporation.

     2. The certificate of incorporation of said Corporation was filed by the Department of State, State of New York, on the 13th day of March, 1924, and its previous restated certificates of incorporation were filed by the Department of State on the 12th day of May, 1978, the 19th day of May 1992 and the 21st day of October 1993.

     3. The text of the Certificate of Incorporation of said Corporation as heretofore amended and restated is hereby further amended to effect the following change authorized by the Business Corporation Law:

     The first sentence of paragraph 3 of the Restated Certificate of Incorporation is hereby amended to add an additional 88,000,000 shares of Common Stock, Par Value $.10 Per Share to the existing 112,000,000 shares of Common Stock, Par Value $.10 Per Share.

     The first sentence of paragraph 3 of the Restated Certificate of Incorporation of the Corporation is hereby amended to increase the number of authorized shares of capital stock of the Corporation and shall read as follows:

       3. The aggregate number of shares of capital stock which the Corporation shall have authority to issue is Two Hundred and Ten Million (210,000,000), consisting of Two Hundred Million (200,000,000) shares of Common Stock, Par Value $.10 Per Share, and Ten Million (10,000,000) shares of Preferred Stock, Par Value $.01 Per Share, which shares of Preferred Stock shall be classified into two classes, Senior Preferred Stock and Junior Preferred Stock as described in Paragraph

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     3.II, each class of which shall be issuable in one or more series.

          At a meeting of the Executive Committee of the Board of Directors held on June 28, 1995, the foregoing amendment was adopted by at least a majority of the Executive Committee of the Board of Directors, and at a meeting of the shareholders held on July 26, 1995, the foregoing amendment was approved by more than a majority of the votes cast by the holders of the outstanding shares of Common Stock entitled to vote thereon, all in accordance with Section 614 of the New York Business Corporation Law.

          IN WITNESS WHEREOF, this certificate has been signed and the truth of the statements therein affirmed under penalty of perjury, on this 26th day of July, 1995.

                             ______________________________
                                   William L. Dorn
                                   Chairman of the Board

                             ______________________________
                                   Daniel L. McNamara
                                   Secretary